UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2010

OLD DOMINION ELECTRIC COOPERATIVE

(Exact name of registrant as specified in its charter)

VIRGINIA	000-50039	23-7048405
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4201 Dominion Boulevard, Glen Allen, Virginia		23060
(Address of principal executive offices)		(Zip Code)

(804) 747-0592

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

We have outstanding obligations issued under our Indenture of Mortgage and Deed of Trust, dated as of May 1, 1992, with Branch Banking and Trust Company, as successor trustee thereunder (the “Existing Indenture”). The Existing Indenture currently grants a lien on substantially all of our real property and tangible personal property and some of our intangible personal property.

In 2001, we entered into a supplemental indenture to the Existing Indenture that contains provisions, which, when they become effective, amend and restate the Existing Indenture to release its lien on our property and make certain other changes to the Existing Indenture. This amended and restated indenture (the “Unsecured Indenture”) will become effective when all obligations under the Existing Indenture issued prior to September 1, 2001, cease to be outstanding or when the holders of those obligations consent to the effectiveness of the Unsecured Indenture. We have $1.0 million of outstanding obligations issued under the Existing Indenture prior to September 1, 2001.

During December of 2010, we plan to issue a notice to redeem the $1.0 million of outstanding obligations issued prior to September 1, 2001 under the Existing Indenture. Upon the redemption of these obligations, the Unsecured Indenture will become effective. Following the effectiveness of the Unsecured Indenture, we intend to promptly thereafter amend and restate the Unsecured Indenture in the form of a Second Amended and Restated Indenture of Mortgage and Deed of Trust with the trustee (the “New Indenture”). The New Indenture will again subject substantially all of our real property and tangible personal property and some of our intangible personal property to a lien in favor of the trustee.

After the date the New Indenture becomes effective, the obligations outstanding thereunder will be secured equally and ratably with all of our other obligations issued under the indenture, whether in effect in the form of the Existing Indenture, the Unsecured Indenture or the New Indenture.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLD DOMINION ELECTRIC COOPERATIVE
Registrant

Date: December 22, 2010	/S/ ROBERT L. KEES
Robert L. Kees
Senior Vice President and Chief Financial Officer
(Principal financial officer)

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